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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Patrick Fitzgerald MIDWAY GAMES INC. 773/961-2222, pfitzgerald@midwaygames.com	Joseph N. Jaffoni Jaffoni & Collins Incorporated 212/835-8500, mwy@jcir.com

UNDERWRITERS EXERCISE OVER-ALLOTMENT OPTION
FOR 675,000 SHARES OF MIDWAY GAMES COMMON STOCK

Chicago, Illinois, December 26, 2001—Midway Games Inc. (NYSE:MWY) announced today that the underwriters of Midway's recent public offering have exercised their over-allotment option to purchase 675,000 shares of Midway common stock. The public offering price was $15.00 per share. The aggregate net proceeds of the offering, including the over-allotment shares, were approximately $72.9 million. Midway intends to use the net proceeds of the offering for product development, working capital and other general corporate purposes.

The lead underwriter and sole bookrunner in the offering was UBS Warburg LLC and the co-managing underwriters were Gerard Klauer Mattison & Co., Inc., Jefferies & Company, Inc. and SWS Securities, Inc.

Midway Games Inc. develops and publishes interactive entertainment software for next-generation videogame platforms. Midway videogames are available for play on all major videogame platforms, including the PlayStation®2 computer entertainment system, Microsoft® Xbox™ video game system, Nintendo GameCube™ and Game Boy® Advance.

This press release contains forward-looking statements concerning the use of net proceeds from the public offering, future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the videogame industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Risk Factors" in the Company's registration statement on Form S-3 filed with the Securities and Exchange Commission on December 11, 2001.

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  EXHIBIT 99.1